EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

NAME	JURISDICTION OF INCORPORATION

AZCO Mica, Inc.	Delaware
The Lordsburg Mining Company	New Mexico
Minera Sandia S.A. de C.V	Mexico
Santa Fe Gold (Barbados) Corporation	Barbados